Exhibit 99.1

Reinsurance Group of America, Incorporated 16600 Swingley Ridge Road, Chesterfield, Missouri 63017

REINSURANCE GROUP OF AMERICA TO HOST INVESTOR DAY

ST. LOUIS, May 17, 2018 – Reinsurance Group of America, Incorporated (NYSE: RGA) will host a conference for institutional investors and analysts at the Grand Hyatt New York hotel in New York City on Thursday, June 7, 2018 from 8:30 a.m. to 12 p.m. Eastern time.

The presentation materials and a live audio webcast will be accessible at www.rgare.com under the Investors tab and on the Calendar of Events page prior to the event. A recording of the presentation will be made available and posted to the website after the event. Webcast viewers are encouraged to visit the website at least 15 minutes prior to the presentation to download and install any necessary software. Presentation slides will be available at www.rgare.com, through the link on the Investors tab.

About RGA

Reinsurance Group of America, Incorporated (RGA), a Fortune 500 company, is among the leading global providers of life reinsurance and financial solutions, with approximately $3.4 trillion of life reinsurance in force and assets of $61.0 billion as of March 31, 2018. Founded in 1973, RGA is recognized for its deep technical expertise in risk and capital management, innovative solutions, and commitment to serving its clients. With headquarters in St. Louis, Missouri and operations around the world, RGA delivers expert solutions in individual life reinsurance, individual living benefits reinsurance, group reinsurance, health reinsurance, facultative underwriting, product development, and financial solutions. To learn more about RGA and its businesses, visit the company’s website at www.rgare.com.

FOR MORE INFORMATION:

Jeff Hopson

Senior Vice President, Investor Relations

636-736-2068

jhopson@rgare.com